ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Addison, Texas, August 16, 2011; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the second quarter ended June 30, 2011.

For the second quarter of 2011, the Company reported a net loss of $1.0 million, or $0.17 per share, compared with a net loss of $2.2 million, or $0.41 per share, for the same period last year.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “Revenue was lower than projected as two large distributor orders that were projected to occur in the second quarter will not occur until the third quarter. Expenses continue to be monitored closely and are directed towards enhancing commercial performance. Revenue in the second half of 2011 is projected to increase significantly as we have orders from our three major strategic partners and Altrazeal® revenues are projected to more rapidly increase based upon our recent successes. Also, it is anticipated that additional strategic partnerships will be signed in the second half of this year.”

Operating Results

Revenues
Revenue for the second quarter of 2011 was $80,000, compared to $231,000 for the second quarter of 2010.  The decrease of $151,000 in revenue was due primarily to a decrease of $129,000 in Zindaclin® related licensing and royalty fees due to our divestiture of this product in June 2010 and a decrease of $22,000 in OraDisc™ related licensing due to the termination of the licensing and supply agreement with Meldex International in 2010.

 Revenue for the six months ended June 30, 2011 was $155,000, compared to $467,000 for the six months ended June 30, 2010.  The decrease of $312,000 in revenue was due primarily to a decrease of $138,000 in Aphthasol® product sales as we did not sell any Aphthasol® during the first six months of 2011, a decrease of $174,000 in Zindaclin® related licensing and royalty fees due to our divestiture of this product in June 2010, and a decrease of $44,000 in OraDisc™ related licensing due to the termination of the licensing and supply agreement with Meldex International in 2010.  These revenue decreases were partially offset by an increase of $47,000 in Altrazeal® related licensing and product sales.

Research and Development
Research and development expenses for the second quarter of 2011 were $242,000, including $17,000 in share-based compensation, compared to $367,000, including $41,000 in share-based compensation, for the second quarter of 2010.  The decrease of approximately $125,000 in research and development expenses was primarily due to lower costs for regulatory fees of $79,000, share-based compensation of $24,000, and research costs of $22,000.

Research and development expenses for the six months ended June 30, 2011 were $516,000, including $35,000 in share-based compensation, compared to $653,000, including $72,000 in share-based compensation, for the six months ended June 30, 2010.  The decrease of approximately $137,000 in research and development expenses was primarily due to lower costs for regulatory fees of $92,000 and share-based compensation of $37,000.

Selling, General and Administrative
Selling, general and administrative expenses for the second quarter of 2011 were $553,000, including $24,000 in share-based compensation, compared to $922,000, including $47,000 in share-based compensation, for the second quarter of 2010.  The decrease of approximately $369,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $91,000 as a result of lower head count and reduced share-based compensation, sales & marketing costs of $65,000, legal costs relating to our patents of $60,000, legal fees of $44,000, director fees of $38,000 and commission expense of $30,000.

Selling, general and administrative expenses for the six months ended June 30, 2011 were $1.2 million, including $52,000 in share-based compensation, compared to $1.7 million, including $170,000 in share-based compensation, for the six months ended June 30, 2010.  The decrease of approximately $526,000 in selling, general and administrative expenses was primarily due to lower costs for compensation of $213,000 as a result of lower head count and reduced share-based compensation, sales & marketing costs of $93,000, legal costs relating to our patents of $59,000, corporate travel expenses of $37,000, legal fees of $30,000, director fees of $27,000 and commission expense of $30,000.

Mr. Gray continued, “During the second quarter the benefits of our revised marketing strategy, which we have been testing in North Texas, has commenced to be realized. The focus on Medicare and Home Health Care agencies has significantly expanded business in these segments to the point where we are projecting that this target market alone will generate profitability in the territory by the fourth quarter of this year. This targeted marketing strategy is now being implemented in South Texas with similar success. This supplements our activities with the large Integrated Health Delivery Networks where gaining formulary listing determines the rate of penetrations into these institutions. As institutions gain more clinical experience and see the clinical benefits there is now support from physicians to get Altrazeal® listed on hospital formularies. These commercial activities together with the continued expansion of clinical data supporting Altrazeal® has enhanced the attractiveness and value of Altrazeal® to potential strategic partners both in the United States and Europe. To maximize the potential of Altrazeal® globally we are evaluating a number of strategic alternatives to significantly increase the resources behind the sales and marketing of Altrazeal®.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the anticipated benefits of our marketing strategy being realized in 2011, our business plan for the balance of 2011 including significant revenue growth for our products, the anticipated benefits of our marketing strategy for Altrazeal®, the enhanced value of the Altrazeal® asset and the establishment of additional strategic partnerships.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES
License fees	$6,116	$123,530	$12,165	$145,913
Royalty income	19,281	56,308	32,667	109,369
Product sales, net	54,789	51,796	110,525	211,582
Other	---	---	---	---
Total Revenues	80,186	231,634	155,357	466,864

COSTS AND EXPENSES
Cost of goods sold	8,218	6,161	24,480	136,844
Research and development	242,164	367,395	515,962	653,179
Selling, general and administrative	553,411	922,029	1,212,504	1,738,917
Amortization of intangible assets	204,210	246,282	406,178	492,798
Depreciation	75,448	49,990	152,306	99,980
Total Costs and Expenses	1,083,451	1,591,857	2,311,430	3,121,718

OPERATING (LOSS)	(1,003,265)	(1,360,223)	(2,156,073)	(2,654,854)

Other Income (Expense)
Interest and miscellaneous income	3,592	594	7,628	715
Interest expense	(13,443)	(8,500)	(26,294)	(16,488)
Loss on sale of intangible asset	---	(857,839)	---	(857,839)
(LOSS) BEFORE INCOME TAXES	(1,013,116)	(2,225,968)	(2,174,739)	(3,528,466)

Income taxes	---	---	---	---
NET (LOSS)	$(1,013,116)	$(2,225,968)	$(2,174,739)	$(3,528,466)

Basic and diluted net (loss) per common share	$(0.17)	$(0.41)	$(0.37)	$(0.65)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,822,699	5,464,987	5,811,668	5,398,062

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)

Cash and cash equivalents	$129,513	$641,441
Current assets	1,355,028	1,996,265
Property and equipment, net	1,223,178	1,375,484
Other assets	5,003,458	5,648,764
Total assets	7,581,664	9,020,513

Current liabilities	1,152,795	1,019,597
Long term liabilities	709,960	594,653
Total liabilities	1,862,755	1,614,250
Total stockholders’ equity	5,718,909	7,406,263